EXHIBIT 99.1

healthcare solutions for a new generation SM

3420 fairlane farms road, suite c   ♦   wellington, florida  33414   ♦   561.798.9800 (office)   ♦   561.296.3456 (fax)

The Quantum Group Announces Strategic Technology Alliance

Partners with Net.Orange to provide industry-wide solution

WELLINGTON, Fla. (February 26, 2008) - The Quantum Group, Inc. (AMEX:QGP, QGP.WSA, QGP.WSB) (www.QuantumMD.com) today announced a multi-dimensional, six year alliance established by Quantum wholly-owned subsidiary Quantum Medical Technologies, Inc. with Texas-based Net.Orange, Inc., inventor of the revolutionary cOS™ (Clinical Operating System) and many general and therapeutic-specific technology solutions.

The partnership with Net.Orange will bring tested and proven technology processes to the healthcare industry, beginning with the Quantum network of healthcare providers, patients and payers.  Additionally, with this new development, the Company further capitalizes on the technology-based provisional business process patents it filed earlier this year.

Pete Martinez, Senior Vice President and Chief Technology and Innovations Officer of The Quantum Group commented, “This is an unprecedented alliance in healthcare.  By combining an existing network of more than 1,800 providers with the state-of-the-art business processes, web-based technologies and tools, we will provide real-time value to healthcare services and adoption of the technology.  Providers will no longer struggle to identify which technology solutions are right for them, to integrate complex systems in their office or pay for unique pieces of an endless puzzle.  We will integrate solutions seamlessly into one patient-centric web-based system.  We are bringing the business of healthcare into the 21st century.”

Dr. Vasu Rangadass, CEO of Net.Orange stated, “This collaboration is a solution provider’s dream.  Our relationship with Quantum provides an instant and large base of users anxious for the quality of healthcare improvements we provide.  Pairing our innovations in usability, connectivity, and process management with Quantum’s providers allows us to deliver an effective springboard for providers to accomplish their ultimate goals of treating more patients, more effectively, at more efficient costs.”

Noel J. Guillama, President & CEO of The Quantum Group added, “This alliance brings immediate and exponential value to the healthcare industry.  It will empower our patients with information, enable our providers with higher efficiencies, set our payer partners apart through documentable quality of care and extend the science of healthcare through the tremendous knowledge base aggregated by this system.  We are a Company driven by innovations and this partnership significantly contributes to the comprehensive platform we have outlined in our business model.  Our Board of Directors approved the Company expenditure of $1 million this year to roll out this initiative.  Our goal is to raise the bar industry-wide to achieve a new standard in the quality of patient care.”

About The Quantum Group, Inc.

The Quantum Group is a Florida-based organization.  The Company builds and manages healthcare systems and offers consulting and outsourcing services that will be leveraged by leading-edge technology to the nation’s largest and fastest growing industry— healthcare.

The Company is engaged in the development and execution of a series of innovative patent-pending technology initiatives designed to make Quantum one of the state’s leading providers of business solutions for the healthcare industry.   Through its growing number of over 1,800 contracted physicians and managed care relationships in the state of Florida, the Company believes it is positioned to bring increased efficiencies to the Florida healthcare industry.

About Net.Orange, Inc.

Net.Orange™ simplifies an increasingly complex healthcare system through robust solutions that are designed to be visually-intuitive, rapidly deployed, and managed with ease. Net.Orange’s innovative cOS™ (Clinical Operating System) solutions empower all constituents of the healthcare industry by leveraging an extraordinary suite of web-based applications and connectors to existing systems. The company is committed to the objective of helping customers provide superior quality patient care through better decision making and improved productivity.  Net.Orange is headquartered in Irving, Texas.  For more information, visit www.ndorange.com.

Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective company’s Securities and Exchange Commission 10-KSB, 10-QSB, S-8 and 8-K filings (and amendments thereto) that may cause actual results to materially differ from projections. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning.  These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward-looking statements.  Such risk factors include, without limitation, the ability of the Company to properly execute its business model, to raise substantial and immediate additional capital to implement its business model, to attract and retain executive, management and operational personnel, to negotiate favorable current debt and future capital raises, to negotiate favorable agreements with a diversified provider base and to continue to supply the services needed by its HMO clients as well physician clients.  The Company does not undertake any obligation to publicly update any forward-looking statements.  There can be no assurance that the provisional patents discussed in this press release will be granted by the US Patent and Trademark Office, or, if they are granted, they will not be challenged by third parties, or if not that we will be able to effectively use or commercialize such patents and/or we may not have the resources to deploy such technology. As a result, investors should not place undue reliance on these forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

BPC Financial Marketing

John Baldissera

800.368.1217

Or

Danielle Amodio

Vice President Corporate Communications

The Quantum Group, Inc.

561.798.9800